Exhibit 99.1

VAALCO ENERGY, INC. APPOINTS WILLIAM THOMAS AS NEW DIRECTOR

HOUSTON – April 11, 2019 – VAALCO Energy, Inc. (NYSE: EGY) today announced that William R. Thomas had been appointed to the Company’s Board of Directors, effective April 9, 2019. Mr. Thomas will stand for election at the Company’s 2019 Annual Meeting of Shareholders.

Mr. Thomas has over 30 years of experience in the international energy industry.  Since 2010, through his wholly-owned entity, Texas Oceanic Petroleum Co., Mr. Thomas has negotiated transactions involving exploration and production (E&P) companies around the world including in West Africa.  Mr. Thomas began his career as a roughneck working on land and marine drilling rigs in Australia, West Texas and Brazil while attending the University of Texas.  In 1982, Mr. Thomas joined the International Division of Pennzoil Company.  In 1986, Mr. Thomas entered investment banking with the Mergers & Acquisitions Department of Bankers Trust Company and advised energy clients on upstream mergers and acquisitions.  He became CEO of Siberian American Oil Company, an early U.S.- Russian joint venture in 1994 and in 1996, joined Amoco Eurasia Petroleum Company as Vice President responsible for the Timan Pechora region of Russia.  In 1998, Mr. Thomas was appointed President and CEO of Nations Energy Company Ltd, a Canadian company with operations in Western Kazakhstan.  In 2001, Mr. Thomas was a founder and appointed CEO of Urals Energy N.V. which became Russia’s largest independent oil company and eventually sold its production subsidiaries to LUKoil.  He later was a founder and CEO of Urals Energy Public Company Ltd. and led the company to a successful IPO on London’s AIM stock exchange in 2005.

Cary Bounds, Chief Executive Officer, commented, “We believe that Bill’s in-depth international energy experience as a senior executive in a number of E&P companies, as well as an upstream energy investment banker are well suited to support VAALCO in achieving our strategic goals.”

Mr. Thomas graduated from the University of Texas at Austin with a B.A. in Economics.  Mr. Thomas serves as a director and nominee pursuant to an arrangement with Group 42- BLR Reporting Group.

About VAALCO

VAALCO Energy, Inc. is a Houston-based independent energy company principally engaged in the acquisition, development and production of crude oil. The Company's properties and acreage are located primarily in Gabon and Equatorial Guinea in West Africa.

Investor Contact

Al Petrie 713-543-3422